Exhibit 3.2.52

CHEESEBURGER IN PARADISE, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of CHEESEBURGER IN PARADISE, LLC, a Delaware limited liability company (the “Company”), is to be effective as of the 1st day of January, 2005, by the Company and OS TROPICAL, INC., a Florida corporation, its sole member (the “Member”).

WHEREAS, the Company, the Member and CHEESEBURGER HOLDINGS, LLC, a Delaware limited liability company (“Holdings”) were parties to that certain Operating Agreement for Cheeseburger In Paradise, LLC dated as of October 12, 2000 (the “Original Agreement”), pursuant to which the Member and Holdings were both made members of the Company; and

WHEREAS, Holdings assigned all right, title, and interest to its member interest in the Company to the Member effective January 1, 2005, making the Member the sole member of the Company;

WHEREAS, the Company and the Member desire to amend and restate the Original Agreement in its entirety, as more fully described herein.

Section 1. Formation.

The Company was formed as a Delaware limited liability company on July 24, 2000. The rights, duties and liabilities of the Member shall be determined pursuant to the Delaware Limited Liability Company Act (the “Act”) and this Agreement. To the extent that the provisions of this Agreement pertaining to such rights, duties, liabilities or any other matters herein vary from, supplant or supplement those provisions of the Act pertaining to such matters, then this Agreement shall, to the fullest extent permitted by the Act, control.

Section 2. Name.

The name of the limited liability company shall be CHEESEBURGER IN PARADISE, LLC.

Section 3. Member.

The name and the business, residence or mailing addresses of the Member is as follows:

Name	Address
OS Tropical, Inc.	2202 North West Shore Boulevard Suite 500 Tampa, Florida 33607

Section 4. Registered Office/Registered Agent.

The Company shall continuously maintain a registered office and agent in the State of Delaware. The registered office and agent shall be as stated in the Certificate or as otherwise determined by the Member. The principal office of the Company shall be 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607, or as the Member may determine. The Company may also have such offices anywhere within and without the State of Delaware, as the Member may determine from time to time, or the business of the Company may require.

Section 5. Purpose/Powers.

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Company shall have the power and authority to do any and all acts necessary or convenient to or in furtherance of said purposes, including all power and authority, statutory or otherwise, possessed by, or which may be conferred upon, limited liability companies under the laws of the State of Delaware.

Section 6. Management.

Management, operation and policy of the Company shall be vested exclusively in the Member, and there shall be no “manager” within the meaning of the Act. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of such Member in such capacity shall be binding on the Company without liability to the Member so acting.

Section 7. Agents.

The Member by written instrument signed by the Member shall have the power to appoint agents to act for the Company with such titles as the Member deems appropriate and to delegate to such agents such of the powers as are held by the Member hereunder as the Member may determine. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an agent acting on behalf of the Company. Except as provided in this Section 7, the Member shall be the sole person with the power to bind the Company.

Section 8. Reliance by Third Parties.

Any person or entity dealing with the Company or the Member may rely upon a certificate signed by the Member as to: (a) the identity of the Member, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any other manner germane to the affairs of the Company, (c) the persons who, or entities which, are authorized to execute and deliver any instrument or document of or on behalf of the Company or (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Member.

Section 9. Capital Contributions.

The Member has contributed such capital contributions to the Company as are shown on the books and records of the Company. The Member may make, but shall not be required to make, additional capital contributions to the Company.

Section 10. Units; Member Interest Certificate.

The entire interest of the Member in the capital and profits of the Company, including the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and the Act, together with the obligations of the Member to comply with all the terms and provisions of this Agreement (the Member’s “Interest”) shall be divided into 100 Units. The Company may but is not required to issue certificates representing Members Interests.

Section 11. Taxation.

It is the intent of the Member that since the Company has a single member, the Company shall be disregarded as an entity separate from the Member for federal tax purposes.

Section 12. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 13. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Section 14. Dissolution.

The Company shall have perpetual existence unless it shall be dissolved and its affairs shall have been wound up upon (a) the election of the Member, which shall be evidenced by a writing signed by the Member, or (b) the entry of a decree of judicial dissolution under the Act.

Section 15. Indemnification.

To the fullest extent permitted bylaw, the Company shall indemnify, defend and hold harmless the Member, the Member’s officers, directors, partners, members, shareholders, employees, accountants, counsel and agents, and the employees, officers, accountants, counsel and agents of the Company (all indemnified persons being referred to as “Indemnified Persons” for purposes of this Section 15), from any liability, loss or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Indemnified Person by virtue of such Indemnified Person’s position with the Company, including reasonable attorney’s fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage.

Section 16. Assignments.

The Member may assign its Interest to any person, which person shall become a Member upon the recording of such transfer in the records of the Company.

Section 17. Amendments.

This Agreement may be amended or restated in writing from time to time by the Member.

Section 18. Liability of Member.

The Member shall not have any liability for any obligations or liabilities of the Company.

Section 19. Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

Section 20. Entire Operating Agreement.

This Agreement constitutes the entire “operating agreement” of the Company for purposes of the Act, and it shall supersede all prior agreements and understandings pertaining thereto. For the avoidance of doubt, this Agreement shall not be deemed amended or modified by any oral statements or undertakings or any course of dealing or similar principles of contract law.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date and year first above written.

CHEESEBURGER IN PARADISE, LLC

By:	/s/ Joseph J. Kadow
Joseph J. Kadow, A Duly Authorized Person

OS TROPICAL, INC.

By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Executive Vice President